Exhibit 10.6

EXECUTION COPY

AGREEMENT FOR THE SALE AND leaseback OF:

Haarlerbergweg 13-23

Amsterdam Zuidoost

31 December 2014

Between

ING Bank N.V.

as the Seller

and

ARC INGAMNE001, LLC

as the Purchaser

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Annexes

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THIS AGREEMENT is made on 31 December 2014,

BETWEEN:

(1)	ING Bank N.V., a public company under Dutch law (naamloze vennootschap), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, its office address at Bijlmerplein 888, 1102 MG Amsterdam Zuidoost, and registered in the Dutch Commercial Register under number 33031431 (the Seller); and

(2)	ARC INGAMNE001, LLC, a limited liability company under the laws of the State of Delaware, the United States of America, located in Wilmington, Delaware, U.S.A., with business offices at 2711 Centerville Road, Suite 400, 19808 Wilmington, Delaware, registered under file number 5663596 (the Purchaser).

The parties to this Agreement are hereinafter also collectively referred to as the Parties and each individually as a Party.

WHEREAS:

(A)	The Seller is entitled to the Property.

(B)	Reference is made to a letter of intent originally dated 4 November 2014 (as amended from time to time), signed by Moor Park Capital Partners on behalf of American Realty Capital Global Trust, Inc. and the Seller which expresses their intention to enter into the sale and leaseback transaction laid down in this Agreement. The Seller wishes to sell and lease the Property back from the subsequent leaseholder on the basis of the terms and conditions laid down in the Master Lease Agreement;

(C)	The Purchaser wishes to purchase the Property through a sale and purchase of the Property and lease the Property back to the Seller. The Purchaser is aware that, on the terms set out in this Agreement:

(a)	the Purchaser will purchase the Property on an “as is where is” basis, “with all faults” and in its condition on the Transfer Date as described in this Agreement; and

(b)	the Seller provides no guarantee whatsoever with respect to the Property or the Sale, unless expressly provided otherwise in this Agreement and the Master Lease Agreement;

(D)	The Seller has not yet occupied the Property. After completion of the Fit-out Works, the Seller will occupy the ING Space in the Property. Other parts of the Property are leased out to the Tenants. As from the Closing Date, the Purchaser will lease the Property back to the Seller on the basis of the terms and conditions laid down in the Master Lease Agreement;

(E)	The Seller will use its best efforts to arrange for the termination of the Existing Lease Agreements or a transfer of all rights and obligations under the Existing Lease Agreements from the Purchaser to the Seller pursuant to Section 6:159 of the DCC with effect as from the Transfer Date (or as soon as reasonably possible thereafter) and the Seller will explicitly accept those rights and obligations. For the event a Tenant does not agree with a termination of their Existing Lease Agreement or a transfer of all rights and obligations as set forth above prior or around the Transfer Date, the Parties will work out an agreement based on the Principles with the aim to create a situation that will bring Purchaser in a similar position as if the Seller would have leased the entire Property on the basis of the Master Lease Agreement; and

(F)	Taking the aforementioned considerations into account, the Seller and Purchaser wish to enter into this Agreement.

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IT IS AGREED as follows:

1.	Definitions

1.1	For the purpose of this Agreement (including its recitals), the following terms have the following meaning:

Agreement means the agreement for the sale and leaseback of the Property laid down in this agreement;

Annex means an annex to this Agreement;

Business Day means a day other than Saturday and Sunday on which banks are generally open for business in the Netherlands, but excluding so called "bank holidays";

Capex Works means all outstanding works to be carried out by the Seller as described in the list of capex works, which list is attached to this Agreement as Annex 1;

Cisco Lease Agreement has the meaning ascribed to such term in Clause 16;

Clause means a clause of this Agreement;

Clients' Account means the special account referred to in section 25 of the Dutch Notaries Act (Wet op het notarisambt) in the name of Allen & Overy LLP Notarissen Derdengelden Kwaliteitsrekening, which account is being kept with ABN AMRO Bank in Rotterdam under IBAN number NL16ABNA0555886999, BIC ABNANL2A;

Completion means the moment on which the Deed of Transfer is executed;

Data Room means the virtual data room set up by or on behalf of the Seller, containing the information listed in the index. A copy of the index is attached to this Agreement as Annex 1. A CD-ROM of the complete content of the Data Room is attached hereto as Annex 3;

Damages means the actual amount of damages (vermogensschade) as referred to in section 6:96 subsection 1 DCC suffered or incurred by the Purchaser in respect of (i) a breach of this Agreement or (ii) a breach of one or more of the warranties stipulated in Clause 12 of this Agreement;

DCC means Dutch Civil Code (Burgerlijk Wetboek);

Deed of Acquisition means the (notarial) deed of transfer by which the Seller acquired the Property, which deed was executed on the 16th day of May 2014 before the Notary, of which a true copy was registered with the offices of the land registry on the 19th day of May 2014 in Register Mortgages 4 in part 64359 number 66;

Deed of Transfer means the deed of transfer by means of which the Property will be transferred by the Seller to the Purchaser. A draft of the Deed of Transfer is attached to this Agreement as Annex 4;

Deposit Amount means the total amount of deposits as set out in Clause 21.1;

Disclosed Information means any and all information which is contained in this Agreement, the Data Room, the Deed of Acquisition, the Vendor Due Diligence Report prepared by Allen & Overy LLP dated 17 November 2014, the Q&A, and/or publically known via the trade register of the Dutch Chamber of Commerce or the public registers in relation to immovable property and rights thereon, as defined in Section 8.1 of the Land Register Act (Kadasterwet)) held by the Dutch Land Registry office;

Due Diligence means the due diligence investigation carried out by and/or on behalf of the Purchaser and its advisors;

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Existing Lease Agreements means the lease agreements with the Tenants as contained in the Data Room including any annexes and riders;

Fit-out Works has the meaning given to such term in Clause 15.4;

ING Space means at least 24,182 square meters LFA of office space, 814 square meters LFA of archiving space and 212 parking spaces which will be occupied by the Seller after completion of the Fit-out Works;

LOI means the letter of intent dated the 4th day of November 2014, the Parties entered into in relation to the sale and purchase of the Property, which is attached to this Agreement as Annex 5;

Master Lease Agreement means the lease agreement and any annexes thereto which contains the terms and conditions pursuant to which the Property is leased to the Seller by the Purchaser as from the Transfer Date. A final draft of such lease agreement is attached to this Agreement as Annex 6;

Notary means L.W.J. Hoppenbrouwers, associated with Allen & Overy LLP, or his deputy or associé, Apollolaan 15, 1077 AB Amsterdam (Postal address: P.O. Box 75440, 1070 AK Amsterdam);

Party means the Seller or the Purchaser;

Parties means the Seller and the Purchaser;

Portfolio Sale means a sale of the Property together with at least 2 other office buildings, with an aggregate market value and against payment of a total purchase price of at least EUR 200,000,000;

Principles means the document attached to this Agreement as Annex 9 which contains the arrangements that the Parties will apply with respect to the Master Lease Agreement and Tenants, in case one or more Tenants do not agree with a termination of their Existing Lease Agreement or a transfer of all rights and obligations under their Existing Lease Agreements from the Purchaser to the Seller pursuant to Section 6:159 DCC prior or around the Transfer Date, which arrangements will be worked out in greater detail and agreed upon in good faith and entered into on or before the Transfer Date (if necessary);

Property means the office building with loading platforms, bridges, stairs and thermal energy storages, parking spaces and further appurtenances, which thermal energy storages are shown as black cubes in a drawing dated 16 October 2000 with number 2000-338, held by the Seller on perpetual lease hold (voortdurend recht van erfpacht) established on the plot of land, owned by the municipality of Amsterdam, locally known as Haarlerbergweg 13-23, 1101 CH Amsterdam Zuidoost, registered with the offices of the land registry as municipality Weesperkarspel, section M, number 990, measuring one hectare, ninety-two are and eighty-five centiare (1ha, 92a, 85ca), with the rights of the leaseholder on the structures erected on the aforementioned plot of land;

Purchaser means ARC INGAMNE001, LLC, aforementioned;

Purchase Price means the purchase price specified in Clause 3;

Q&A means the (technical, legal and commercial) questions asked by or on behalf of the Purchaser in the Data Room with regard to the Property and the answers on these questions given by or on behalf of the Seller. The Q&A is attached to this Agreement as Annex 7;

RETTA means Real Estate Transfer Tax Act (Wet op belastingen van rechtsverkeer);

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Remaining Tenants means those Tenants that do not agree with a termination of their Existing Lease Agreement or a transfer of all rights and obligations under the Existing Lease Agreements from the Purchaser to the Seller pursuant to Section 6:159 DCC prior or around the Transfer Date and each of them a Remaining Tenant;

Sale means the sale and purchase agreement laid down in this Agreement;

Seller means ING Bank N.V., aforementioned;

Seller Force Majeure meaning (i) an exceptional event or circumstance which has a material adverse effect on the financial industry as a whole and which is beyond the control and without the fault or negligence of the Seller or (ii) a failure to perform as stipulated by Clause 6:75 DCC;

Signing Date means the date on which this Agreement is signed by the Parties;

Tenant means each of Cisco Systems International B.V., Laureate Online Education B.V., Merck Chemicals B.V., American Medical Systems Europe B.V., Koning & Hartman B.V. and ELQ Hypotheken N.V. and Tenants means all of them collectively;

Transfer Date means the day on which the Deed of Transfer is executed before the Notary pursuant to Clause 8;

Transfer Tax means real estate transfer tax (overdrachtsbelasting) levied pursuant to the RETTA;

VAT means value added tax (omzetbelasting) levied pursuant to the VATA; and

VATA means Value Added Tax Act 1968 (Wet op de omzetbelasting 1968).

1.2	Where any of the warranties provided by the Seller are qualified by the expression "to the best knowledge of the Seller", "as far as Seller is aware" or any similar expression, such expression shall mean (unless otherwise specified in this Agreement) the actual knowledge of the Seller, having made reasonable inquiries with the Tenants and the current manager of the Property.

1.3	References to a person shall be construed so as to include any individual, firm, company, government, governmental authority, tax authority, state or agency of a state or any joint venture, association, partnership (whether or not having separate legal personality).

1.4	A claim, proceeding, dispute, action, or other matter will only be deemed to have been threatened if any written demand or statement has been made or any written notice has been given.

1.5	Where any obligation is qualified or phrased by reference to use reasonable endeavours, best efforts or wording of a similar nature, it means the efforts that a person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible and, regard shall be had, among other factors, to (i) the price, financial interest and other terms of the obligation; (ii) the degree of risk normally involved in achieving the expected result; (iii) the ability of an unrelated person to influence the performance of the obligation.

1.6	References to the word including shall be deemed to read including, but not limited to.

1.7	Where in this Agreement a Dutch term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Dutch and the English term, the meaning of the Dutch term shall prevail.

1.8	The headings in this Agreement do not affect its interpretation.

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2.	Sale

2.1	On the terms and conditions laid down in this Agreement, the Seller hereby sells the Property to the Purchaser and the Purchaser hereby purchases the Property from the Seller in its condition on the Transfer Date as described in Clause 7.1.

2.2	The sale and purchase also includes the movable property which, according to generally accepted views, is intended to sustainably serve the Property within the meaning of Section 3:254 DCC, in so far as such movable property does not belong to a Tenant or any other third party or parties, excluding the charging posts (elektrische laadpalen) in the parking garage of the Property.

2.3	The Parties will not register this Agreement in the public registers referred to in Section 7:3 DCC.

2.4	The Deed of Transfer will be executed before the Notary.

3.	Purchase Price

The Purchase Price equals an amount of EUR 88,000,000 (eighty-eight million euro), excluding any VAT (if any and without prejudice to the indemnification in Clause 4.2) and/or Transfer Tax due thereon.

4.	Transfer Tax; VAT and Costs

4.1	The Seller and Purchaser both represent that, with regard to the Property, they are acting as entrepreneurs within the meaning of the VATA.

4.2	The Parties consider that the transfer of title of the Property will take place after two years since the date on which the whole Property was first occupied (in gebruik genomen) within the meaning of the VATA and that at Transfer Date no revision period (herzieningsperiode) within the meaning of the VATA applies in respect of the whole Property or parts thereof. During a period of ten years after the Transfer Date, the Seller indemnifies the Purchaser for damage in case the position in the first sentence of this Clause 4.2 should be incorrect. The limitations on liability stipulated in Clause 14 of this Agreement do not apply to this indemnification.

4.3	The Parties take the position that the transfer of title of the Property qualifies as a transfer of a going concern (overgang van het geheel of gedeelte van een algemeenheid van goederen) within the meaning of Section 37d VATA. However, should Section 37d VATA for whatever reason not be applicable, Parties take the position that the transfer is exempt from VAT pursuant to Section 11 paragraph 1 letter a VATA and the Parties do not opt for a transfer of the Property subject to VAT.

4.4	The tax basis for the purposes of Transfer Tax can be reduced as referred to in Section 13 of the RETTA, since Completion will occur within 36 months after the date of acquisition of the Property by the Seller on the 16th day of May 2014 against payment of a purchase price of EUR 42,000,000 (forty-two million euro) and a tax basis for the purposes of Transfer Tax amounting to EUR 46,908,255 (forty-six million nine hundred eight thousand two hundred and fifty-five euro). The Purchaser will pay to the Seller the difference between the amount of Transfer Tax that would have been due without said reduction and the amount of Transfer Tax actually due. For the avoidance of doubt, the amount of Transfer Tax (including the aforementioned reduction) paid by the Purchaser will never be higher than the amount of Transfer Tax the Purchaser would have paid if Section 13 of the RETTA did not apply.

4.5	The Transfer Tax due and the amount payable to the Seller pursuant to Clause 4.4 will be paid by the Purchaser to the Seller in accordance with Clause 5 of this Agreement.

4.6	The notarial costs and all other costs connected with the transfer and actual delivery of the Property as well as the VAT due on those costs will be paid by the Purchaser.

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4.7	The Parties shall each be responsible for all the costs of their own advisors in relation to the preparation and implementation of this Agreement.

5.	Payment purchase price

5.1	The payment of the Purchase Price, the other charges, Transfer Tax, the amount payable to the Seller pursuant to Clause 4.4 due upon signing of the Deed of Transfer, as well as the settlement of the receipts and expenses stated by the Parties to the Notary in a timely manner, shall be made – in accordance with the completion statements of the Notary as (pre)approved by the Parties – via the Clients' Account in such a way that the Clients' Account has been credited prior to Completion. All payments to be made pursuant to this Agreement are to be made in euro's.

5.2	The Seller stipulates, on behalf of all those creditors who at the time of registration of the Deed of Transfer hold a mortgage over the Property or who have imposed any charge in execution against the Property, that the Notary will pay them, via the Clients' Account, whatever sums are required to cancel their rights of mortgage or charge, but not to exceed the amount owed by the Purchaser to the Seller.

5.3	The Seller, for the amount accruing to it, and the creditors mentioned in Clause 5.2, each for the amounts accruing to them, will not be entitled to payment of the Purchase Price until the Notary has established, by means of a written investigation in the public registers, that the transfer has been effected in accordance with Clause 7.2 of this Agreement and all with due observance of the applicable policy guidelines of the Notary in this respect. The Seller is aware that – in connection with this investigation – at least one Business Day shall pass between Transfer Date and the date of payment.

6.	Settlement

6.1	As from Completion, the receipts and expenses in relation to the Property will be for the account of the Purchaser. The property tax (onroerende zaakbelasting), insofar as levied in connection with the enjoyment of a right in rem (eigenaarsgedeelte), the water board charges (waterschapsbelasting), any sewerage charges (rioolbelasting) for the year in which the Property is transferred, and for preceding years (if applicable), have been or will be paid in full by the Seller. These receipts and expenses for the year in which the Property is transferred will be settled between the Parties as from the Transfer Date pro rata temporis via the Clients' Account.

6.2	Insofar as no tax assessment has been imposed yet on the Transfer Date with respect to the taxes and levies mentioned in Clause 6.1, the charge in question will be temporarily settled on a pro rata basis between Parties, on the basis of an estimate to be determined by Parties in good faith. A final settlement will be made on either Party's request in writing, after submitting the relevant assessment to the other Party.

6.3	The Seller will take care of the settlement of the service charges under the Existing Lease Agreements for the year in which the Property is transferred and any preceding years. These settlements of service charges shall be for the account and risk of the Seller.

7.	Description of the transfer obligations

7.1	The Property will be purchased by the Purchaser from the Seller "as is, where is" and "with all faults" in the condition the Property is in on the Transfer Date (provided that said condition has not significantly deteriorated since the Signing Date unless agreed otherwise by the Parties), including all visible and non-visible defects, limitations, expenses and constraints, which condition is not limited to the legal, technical, environmental, fiscal and zoning plan status of the Property. For the avoidance of doubt, the aforementioned principle "as is, where is" shall not apply to any material (invisible) defects which the Seller is or should reasonably be aware of but has not disclosed to the Purchaser, taking into account that the Property has not yet been occupied by the Seller, nor to any third party claims or liabilities currently outstanding or related to damages or personal injuries that have occurred in the period prior to the Transfer Date. Notwithstanding the preceding sentence, any information about facts known to the Purchaser or that reasonably should have been known to the Purchaser from its own investigation do not need to be disclosed by the Seller. Taking the aforementioned into account, the Parties explicitly mean to exclude applicability of Sections 7:17, 7:20, 7:23 and 6:228 DCC on this Agreement and the Deed of Transfer.

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7.2	The Seller shall transfer the Property to the Purchaser:

(a)	unconditional and not subject to revocation, dissolution or any cancellation whatsoever, subject to the relevant statutory provisions; and

(b)	not burdened by mortgages, attachments or registrations thereof, nor by other limited rights, obligations to a particular title as referred to in Section 6:252 DCC (kwalitatieve verplichtingen) or other special burdens and restrictions, except insofar as otherwise evident to the Purchaser from this Agreement, the public registers in relation to immovable property and rights thereon, as defined in Section 8.1 of the Land Register Act (Kadasterwet), the Disclosed Information or the condition (feitelijke staat) of the Property.

7.3	If the extent or size of the Property, as reported by the Seller, is incorrect, neither of the Parties will derive any rights from that fact.

7.4	Architectural defects and other quality defects are deemed not to impede the normal use of the Property.

7.5	The Parties intend to actually transfer the Property from the Seller to the Purchaser on the Transfer Date upon Completion in the condition the Property is in at that moment.

8.	Transfer Date

The Property will be transferred by the Seller to the Purchaser as soon as possible, provided that:

(a)	the Purchaser has informed the Notary and the Seller of such date at least ten (10) Business Days in advance; and

(b)	Completion will occur ultimately on the 30th day of June 2015.

9.	Breach of payment obligation

9.1	If the Purchaser fails to cooperate to the transfer of the Property or is in default of fulfilment of his payment obligation referred to in Clause 5.1 or is in default of fulfilment of his obligation to provide security as set out in Clause 21, and – after the Purchaser has been given notice of default – the Purchaser's duty to cooperate with the transfer of the Property and/or his payment obligation and/or his obligation to provide security is/are not fulfilled within a period of 10 Business Days, the Seller may inform the Purchaser either that the Agreement has been dissolved, or that performance is or will be claimed. If performance is claimed pursuant to Clause 9.2, the Seller is entitled to reconsider its choice and dissolve this Agreement as long as the Purchaser is still in default under its obligation to cooperate to the transfer of the Property or is in default of fulfilment of his payment obligation referred to in Clause 5.1 or is in default of fulfilment of his obligation to provide security as set out in Clause 21.

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9.2	If performance is claimed, then, as from the date on which the transfer of the Property or the payment referred to in Clause 5.1 or an obligation of the Purchaser under Clause 21 was due, the Purchaser will forfeit to the Seller, without further notice of default or judicial intervention being required and regardless of whether or not the default is attributable, an immediately payable penalty of EUR 264,000 (two hundred sixty-four thousand euro) per calendar day equal to 3‰ of the Purchase Price, excluding VAT, provided that the total amount of the penalty so forfeited shall not exceed EUR 6,600,000 (six million six hundred thousand euro), excluding VAT (if any). The security provided by the Purchaser pursuant to Clause 21 (i.e. a deposit or bank guarantee) will be used to (partly) pay the immediately payable penalty pursuant to this Clause 9.2.

9.3	If the Agreement has been dissolved, in lieu of Clause 9.2, the Purchaser will forfeit to the Seller, without further notice of default or judicial intervention being required and regardless of whether or not the default is attributable, an immediately payable penalty of EUR 6,600,000 (six million six hundred thousand euro), excluding VAT (if any). The security provided by the Purchaser pursuant to Clause 21 (i.e. a deposit or bank guarantee) will be used to (partly) pay the immediately payable penalty pursuant to this Clause 9.3.

9.4	Notwithstanding the provisions of Clause 9.1 up to and including 9.3, this Agreement is dissolved if Completion has not occurred on the 30th day of June 2015, in which case the Purchaser will forfeit to the Seller, without further notice of default or judicial intervention being required and regardless of whether or not the default is attributable, an immediately payable penalty of EUR 6,600,000 (six million six hundred thousand euro), excluding VAT (if any).

9.5	The provisions of Clause 9.1 up to and including 9.4 are in lieu of the provisions stipulated in Clause 26.1.

9.6	Any penalty paid or due by the Purchaser pursuant to this Clause 9 is deemed to be a fixed compensation (gefixeerde schadevergoeding) for any compensation of damages due to the Seller, which penalty shall not exceed EUR 6,600,000 (six million six hundred thousand euro), and the Seller shall not be entitled to claim any further costs, penalty or compensation whatsoever from the Purchaser.

10.	Breach of transfer obligation

10.1	If the Seller fails to cooperate to the transfer of the Property and – after the Seller has been given notice of default – the Seller's duty to cooperate with the transfer of the Property is not fulfilled:

(a)	within a period of 10 Business Days, the Seller, as from the date on which the transfer of the Property was due, will forfeit to the Purchaser, an immediately payable penalty of EUR 264,000 (two hundred sixty-four thousand euro) per calendar day equal to 3‰ of the Purchase Price, excluding VAT, provided that the total amount of the penalty so forfeited shall not exceed EUR 6,600,000 (six million six hundred thousand euro), excluding VAT (if any); and

(b)	within a period of 20 Business Days, the Purchaser may also inform the Seller that the Agreement has been dissolved.

10.2	The provisions of Clause 10.1 are in lieu of the provisions stipulated in Clause 26.1.

10.3	Any penalty paid or due by the Seller is deemed to be a fixed compensation (gefixeerde schadevergoeding) for any compensation of damages due to the Purchaser, which penalty shall not exceed EUR 6,600,000 (six million six hundred thousand euro), and the Purchaser shall not be entitled to claim any further costs, penalty or compensation whatsoever from the Seller.

11.	Risk, income and expenditures

11.1	The risk of the Property will pass on to the Purchaser upon signing of the Deed of Transfer, unless the actual delivery takes place earlier, in which case the risk will pass on to the Purchaser by this actual delivery.

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11.2	The Seller will continue the current insurance for the Property up to and including the Transfer Date or up to and including the date on which the actual delivery takes place, whichever comes first. As from the Transfer Date, or from the date of actual delivery, whichever comes first, the Purchaser must provide for adequate insurance for the Property.

11.3	The Purchaser will not take over any insurances in respect of the Property.

11.4	As from the Transfer Date or the date of actual delivery, whichever comes first, the income and expenses concerning the Property will accrue or be charged to the Purchaser, unless provided otherwise in this Agreement.

12.	Warranties of the Seller

12.1	The Seller warrants (garandeert) to the Purchaser that each of the warranties included in this Clause 12 is true, accurate and not misleading on the date on which these representations are provided as set out in this Clause 12.

12.2	The Seller warrants (garandeert) to the Purchaser that on the Transfer Date:

(a)	the Seller has the right to transfer the Property; and

(b)	the Property shall not be subject to any claim by a local authority and no third party is using it without any right or title other than for the completion of the Fit-out Works and the Capex Works and related maintenance works.

12.3	The Seller warrants (garandeert) that the entering into and performance by the Seller of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

12.4	The Seller warrants (garandeert) to the Purchaser that, as far as the Seller is or should reasonably be aware, any and all material information, material documents and material "faults", relevant in respect to the Property, including all visible and non-visible defects, limitations, expenses, and constraints, which condition is not limited to the legal, technical, environmental, fiscal, and zoning plan status of the Property and soil pollution have been truly and in material aspects completely disclosed to the Purchaser through the Disclosed Information, taking into account that the Property has not yet been occupied by the Seller. Notwithstanding the preceding sentence, any information about facts known to the Purchaser or that should have been known to the Purchaser from its own investigation do not need to be disclosed by the Seller.

12.5	The Seller warrants (garandeert) that on the later of (i) the Transfer Date or (ii) the 1st day of March 2015, the regular schemes and all preventive and corrective measures to minimise, control and eliminate any risk of Legionella in the Property are performed.

12.6	The Seller represents (verklaart) and warrants (garandeert) that (subject to the limitations set out in Clause 14), on the Signing Date and as far as the Seller is aware:

(a)	no orders concerning the Property, or any part thereof, have been prescribed by the authorities that have not yet been performed and no such orders have been announced;

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(b)	there are no easements, qualitative obligations and perpetual clauses relating to the Property;

(c)	no government subsidies have been applied for or granted, in which context obligations must be fulfilled;

(d)	the Seller has not received any notification as referred to in article 7.2 of the Municipalities Preferential Rights Act (Wet voorkeursrecht gemeenten);

(e)	no enforcement decisions have been announced or notified to date in respect of the Property within the definition of article 5.18 of the Environmental Permitting General Provisions Act (Wet algemene bepalingen omgevingsrecht);

(f)	the Property is not included in an urban or village renewal plan (stads- of dorps verneuwingsplan) or in an environmental bye-law;

(g)	the permits and authorisations required to operate the thermal energy storages (WKO) have not been withdrawn nor have the competent authorities announced the withdrawal or revision of such permits and authorisations;

(h)	there are no legal proceedings, mediation and/or otherwise any proceedings on-going in relation to the Property;

(i)	there are no rights of retention affecting the Property and the technical installations;

(j)	the municipality of Amsterdam has not terminated the Property nor has the Seller given notice of termination of the Property;

(k)	there are no plans to expropriate the Property or any part thereof and that the Property is not involved in an (land) use plan;

(l)	no third parties have any preferential right or option rights in respect of the Property;

(m)	no contracts have been entered into by the Seller or the previous owner of the Property that will pass on to the Purchaser by virtue of law;

(n)	the Property has not been built, altered or renovated without the required permits or in violation of such required permits; and

(o)	the owner’s charges regarding the Property for 2014 are as follows:

(i)	immovable property tax (onroerende zaak belasting): EUR 91,212.00 per annum;

(ii)	water system levy (watersysteemheffing gebouwd): EUR 7,713.00 per annum; and

(iii)	sewage (connection) charge (rioolheffing): EUR 896.00 per annum.

12.7	The Seller warrants (garandeert) that:

(a)	on the Signing Date and on the Transfer Date, it explicitly accepts the Master Lease Agreement and (if necessary) the Principles;

(b)	between the Signing Date and the Transfer Date, it shall comply in all material respects with any (maintenance) obligations, contractual or non-contractual, in the normal course of business in respect of the Property; and

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(c)	as of the Transfer Date, it will lease the Property, to the extent that the Property is not leased directly to Tenants, on the terms and conditions of the Master Lease Agreement.

13.	Warranties and Representations of the Purchaser

13.1	The Purchaser hereby declares to the Seller that each of the representations included in this Clause 13 is true, accurate and not misleading on the Signing Date and on the Transfer Date.

13.2	The Purchaser represents (verklaart) and warrants (garandeert) to the Seller that on the Signing Date and on the Transfer Date:

(a)	it explicitly accepts the burdens and restrictions set out in the Deed of Acquisition, this Agreement and those burdens and restrictions that are specified in the public registers in relation to immovable property and rights thereon, as defined in Section 8.1 of the Land Register Act (Kadasterwet) in relation to the Property. The Purchaser furthermore explicitly accepts the burdens and restrictions that are or could have become apparent to the Purchaser by inspecting the aforementioned public registers, the Disclosed Information or which are evident from the condition (feitelijke staat) of the Property;

(b)	it explicitly accepts the Master Lease Agreement and (if necessary) the Principles; and

(c)	as of the Transfer Date, it will lease the Property back to the Seller, to the extent that the Property is not leased directly to Tenants, on the terms and conditions of the Master Lease Agreement.

13.3	The Purchaser represents (verklaart) and warrants (garandeert) that it will lease back to the Seller all space in the Property that is currently leased out to the Tenants pursuant to the Existing Lease Agreements after (i) said Existing Lease Agreements have been terminated or (ii) after transfer of all rights and obligations under the Existing Lease Agreements from the Purchaser to the Seller.

13.4	The Purchaser warrants (garandeert) that the entering into and performance by the Purchaser of, and the transactions contemplated by, the Agreement do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

14.	Due Diligence and Limitation of Liability

14.1	The Purchaser acknowledges and agrees that:

(a)	it has performed, with the assistance of professional advisors, a due diligence investigation with respect to the Property and has had, amongst others, (i) access to the Data Room prepared by the Seller and (ii) the opportunity to submit questions to and receive answers from the Seller on any matter that it deemed proper and necessary for the purpose of entering into this Agreement and (iii) the opportunity to access the Property and carry out a full investigation; and

(b)	during the Due Diligence, the Purchaser and its advisors have had sufficient opportunity to review any and all information made available to them; and

(c)	the Due Diligence was in a form, scope and substance to the Purchaser's satisfaction.

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14.2	Notwithstanding any other provisions of this Agreement, the Seller shall not be in breach of a warranty provided by the Seller or its transfer obligation pursuant to Clause 7 (excluding the obligation of the Seller to transfer the title to the Property to the Purchaser) to the extent that, on the Signing Date, the Purchaser or its advisors were or should reasonably be aware of such breach, because the facts and circumstances giving rise thereto:

(i)	were known, or should reasonably have been known, to the Purchaser or its advisors because they were disclosed in the Disclosed Information; or

(ii)	were known, or should reasonably have been known, to the Purchaser or its advisors on the basis of their knowledge of the Property obtained by their own investigation mentioned in Clause 14.1(a); or

(iii)	have been disclosed in, or can reasonably be excepted from, one or more of the warranties of the Seller themselves and/or otherwise in this Agreement and/or an Annex hereto.

14.3	The Purchaser cannot hold the Seller liable for matters that:

(a)	are evident from the Disclosed Information; and/or

(b)	should reasonably have been known to the Purchaser as a result of the Due Diligence.

14.4	In the event of a breach of a warranty provided by the Seller in this Agreement, the Seller shall be liable to and pay to the Purchaser the Damages, on a euro for euro basis taking into account the limitations set forth in this Clause 14.

14.5	In determining the amount of Damages, loss of goodwill and any consequential damage (gevolgschade) of the Purchaser, shall not be taken into account.

14.6	A claim for Damages, after notice has been given pursuant to Clause 26.1, shall be the sole and exclusive remedy (therewith excluding any other remedy available under the laws of the Netherlands or any other applicable law) of the Purchaser in case of a breach of warranty.

14.7	The Seller will not be liable in respect of any claim under this Agreement unless a notice of such claim is given to the Seller in accordance with Clause 26.2:

(a)	in case of any claim under Clause 12.2(a) of this Agreement, within 2 (two) years after the Transfer Date; and

(b)	in case of other claims, within 1 (one) year after the Transfer Date.

14.8	The aggregate liability of the Seller under this Agreement resulting:

(a)	from a claim under Clause 12.2(a) of this Agreement is limited to an amount equal to 100% of the Purchase Price; and

(b)	from a claim other than under Clause 12.2(a) of this Agreement is limited to an amount equal to 10% of the Purchase Price,

provided that the aggregate liability of the Seller under this Agreement, including any penalties due by the Seller, will in any event not exceed an amount equal to 100% of the Purchase Price.

14.9	The amount of any liability of the Seller under this Agreement shall be reduced by:

(a)	the amount of any tax refund received or reasonably certain to be received by the Purchaser or any other member of the Purchaser's group to the extent that such refund is attributable to the facts or circumstances giving rise to the liability of the Seller; and

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(b)	any amount actually received by the Purchaser under an insurance policy or from a third party, to the extent that such amount is attributable to the facts giving rise to the claim.

14.10	It is expressly agreed between the Parties that any liability of the Seller or Purchaser is excluded in respect of a claim of the Purchaser or Seller in connection with a possible violation or inaccuracy of a warranty or any breach of the Agreement, of which claim Parties have established that it represents a value less than EUR 50,000, subject to such a claim not being connected to additional claims which, when considered together surpass said amount. If (a) claim(s) of the Purchaser or Seller exceeds such value, the full amount will be paid.

14.11	The limitations on liability stipulated in Clauses 14.1 through 14.3 do not apply to the warranty laid down in Clause 12.5.

14.12	The limitations on liability stipulated in Clauses 14.7, 14.8, 14.9 and 14.10 do not apply to any claims arising from Seller’s obligations under Clause 15 of this Agreement. Notwithstanding the preceding sentence, in any event, any claims arising from Seller’s obligations under Clause 15 of this Agreement will be limited to an amount equal to 100% of the Purchase Price. In addition, the Seller will not be liable in respect of any claims arising from Seller’s obligations under Clause 15 of this Agreement unless a notice of such claim is given to the Seller in accordance with Clause 26.2:

(a)	in case of any claim under Clause 15.1, 15.6 and 15.7 of this Agreement, within 1 (one) year after the Transfer Date;

(b)	in case of any claim under Clause 15.2, 15.3, 15.4 of this Agreement, within 5 (five) years after the Transfer Date; and

(c)	in case of any claim under Clause 15.9 and 15.10, within 1 (one) year after termination of the Master Lease Agreement in accordance with the provisions of the Master Lease Agreement.

15.	Post-signing obligations

Pre-completion undertakings

15.1	After the Signing Date and until the Transfer Date the Seller shall not:

(a)	grant use or rights in respect of the Property to any third parties other than (i) for the completion of the Fit-out Works and the Capex Works and related maintenance works (ii) to Tenants, in accordance with Clause 15.9; or

(b)	grant any approval or consent for sublease to a Tenant,

other than with the prior written approval of the Purchaser, which approval will not be withheld on unreasonable grounds.

Initial occupation of the Property by the Seller

15.2	The Seller will (initially) occupy the entire ING Space and to use its best efforts to (initially) occupy any other vacant space in the Property not in use by a Tenant on the terms and conditions of the Master Lease Agreement on or before 1 July 2016. For the avoidance of doubt, at the aforementioned date the Seller will (initially) occupy (at least) the ING Space. The Seller will ensure that no preferential rights of Tenants will prevent the Seller to (initially) occupy the entire ING Space on or before 1 July 2016. Notwithstanding the preceding sentences of this Clause 15.2, in the event of a Seller Force Majeure and after Seller has provided the Purchaser with sufficient evidence to demonstrate that a Seller Force Majeure has occurred, the Seller’s (initial) occupation of the entire ING Space shall be delayed to a date later than 1 July 2016, it being explicitly agreed that such date will never be later than 1 July 2017.

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Capex Works

15.3	The Seller will carry out the Capex Works as soon as reasonably possible and substantially in conformity with the time lines as set out in Annex 1 and the Seller shall provide the Purchaser with the proper certificates and guarantees (if available) from the company that has carried out such works. The completion of the Capex Works will be at the risk and expense of the Seller.

Fit-out Works

15.4	The Seller commits to spending at its own risk and account (regardless of its full occupation, or not, of the Property) in excess of EUR 20,000,000 towards non-refundable fit-out and building related improvement works, as evidenced by the content of folder 4.11 “Tenant Fit-out” of the Data Room (the Fit-out Works). The Fit-out Works are carried out at the Seller’s sole discretion for the initial fit-out of the ING Space provided that any deviation from the content of folder 4.11 “Tenant Fit-out” of the Data Room will not have a materially adverse effect on the value of the Property. The Seller will notify the Purchaser of any deviations from the Fit-out Works as set out in folder 4.11 “Tenant Fit-out” of the Data Room.

15.5	The Purchaser, in its capacity as future leaseholder of the Property and Landlord under the Master Lease Agreement, hereby grants its approval to the Fit-out Works but shall never be held liable in any manner whatsoever to pay any compensation to the Seller for the Fit-out Works.

Principles in respect of Remaining Tenants

15.6	After the Signing Date the Seller will periodically update the Purchaser in writing whether or not there are any Remaining Tenants. Provided that one or more Tenants have not agreed on or before 1 March 2015 to the termination of their Existing Lease Agreements or a transfer of all rights and obligations under their Existing Lease Agreements from the Purchaser to the Seller pursuant to Section 6:159 of the DCC with effect as from the Transfer Date, the Parties will work out in good faith the required agreement(s) with respect to Remaining Tenants based on the terms and conditions set forth in the Principles. The Seller will provide the Purchaser ultimately on or before 10 March 2015 with a first draft of such required agreement(s) with respect to Remaining Tenants. Parties will use best efforts to agree in good faith on the required agreement(s) with respect to Remaining Tenants on or before 31 March 2015.

15.7	Provided that one or more Tenants have not agreed before Transfer Date to the termination of their Existing Lease Agreements or a transfer of all rights and obligations under their Existing Lease Agreements from the Purchaser to the Seller pursuant to Section 6:159 of the DCC, the Parties will ultimately on the Transfer Date execute the necessary agreement(s) with respect any Remaining Tenants and make the necessary amendments to the Master Lease Agreement. The Parties shall as per the Transfer Date be bound to and observe the rights and obligations set forth in the Principles, but only to the extent such rights and obligations have not been replaced by an agreement between the Parties in which these Principles will be worked out in greater detail (if necessary), unless explicitly agreed otherwise in writing.

15.8	The current draft of the Master Lease Agreement is based on the assumption that all Tenants will agree to a termination of their Existing Lease Agreement or a transfer of all rights and obligations under their Existing Lease Agreements from the Purchaser to the Seller pursuant to Section 6:159 DCC prior or around the Transfer Date. In the event that one or more Tenants do not agree with such termination or a transfer of all rights and obligations, the Master Lease Agreement will be amended in accordance with the arrangements set out in the Principles and as further agreed in good faith between the Parties before the Transfer Date.

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No amendments to Existing Lease Agreements

15.9	After the Signing Date and until the Transfer Date and for the duration of the Master Lease Agreement, but only as long as more than 35% of the Property is rented out to Tenants, the Seller shall not, without the prior written approval of the Purchaser, make any material amendments or otherwise change any of the Existing Lease Agreements other than:

(a)	the (partial) termination of an Existing Lease Agreement;

(b)	the transfer of all rights and obligations under any Existing Lease Agreement from the Purchaser to the Seller;

(c)	the relocation of a Tenant within the Property, provided that the total number of square meters of leased space used by Tenants will not be extended by more than 1,000 square meters as a result of such relocations;

(d)	an amendment of the services provided to a Tenant under such Existing Lease Agreement, provided that no further services are agreed that (i) will continue after termination of the Master Lease Agreement or (ii) cannot be charged to such Tenant; and

(e)	granting any incentives to a Tenant, provided that such incentives are not connected to the extension of an Existing Lease Agreement and in any event will remain for the risk and account of the Seller.

15.10	After the Signing Date and until the Transfer Date and for the duration of the Master Lease Agreement, but only as long as more than 35% of the Property is rented out (i) by the Seller to subtenants (including Tenants) in accordance with the waiver in Clause 8.5 of the Master Lease Agreement and (ii) to Remaining Tenants, the prior approval of the Purchaser is required if and when the Seller intends to lease additional spaces to a Tenant within the Property that have become vacant due to a (partial) termination by another Tenant, provided that the total number of square meters LFA used by Tenants will not increase. This approval shall not be withheld on unreasonable grounds. The Purchaser will respond within one week after the written request by the Seller has been submitted, provided that all relevant information has been provided to the Purchaser (including any draft lease proposal). If and when the Purchaser has not responded within that timeframe, the request will be deemed to have been accepted.

16.	Cisco Lease Agreement

16.1	The Purchaser represents (verklaart) and warrants (garandeert) that, in connection with the arrangement for transfer of all or part of the rights and obligations under the Existing Lease Agreements agreed between Cisco Systems International B.V. and ING Bank N.V. (main lease office, parking etcetera and an additional lease of 150 parking places, if and to the extent still applicable at the time) (the Cisco Lease Agreement) from the Purchaser to the Seller pursuant to article 6:159 of the Dutch Civil Code ("contractsoverneming") after the Transfer Date, it accepts that it will respect and take over such lease agreements if, for whatever reason, the Master Lease Agreement with the Purchaser (or its legal successors) terminates before the aforementioned Existing Lease Agreements agreed between Cisco Systems International B.V. and the Seller. This obligation will be laid down as a perpetual clause in the Deed of Transfer.

16.2	If at the time of termination of the Master Lease Agreement due to a termination by the Purchaser in accordance with the provisions of the Master Lease Agreement resulting from a default of the Seller, the Cisco Lease Agreement has not been terminated, the Seller will, at its own risk and expense, arrange for termination of the Cisco Lease Agreement as per the termination date of the Master Lease Agreement.

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16.3	If the Cisco Lease Agreement has not been terminated at the time of termination of the Master Lease Agreement in accordance with the provisions of the Master Lease Agreement resulting from a default of the Purchaser, the Seller will not be obliged to terminate the Cisco Lease Agreement nor compensate the Purchaser for any costs or damages. Any prepaid rent and service charges collected by the Seller from Cisco Systems International B.V. during the year of termination of the Master Lease Agreement minus any expenses connected with such services will be transferred to the Purchaser as soon as reasonably possible. For the avoidance of doubt, the Seller will not have the obligation in such case to settle the service charges under the Cisco Lease Agreement for the year in which the Master Lease Agreement is terminated.

17.	Easements, perpetual clauses, qualitative rights, etc

17.1	The entitlement to the Property is transferred with all current easements, both for the benefit and at the expense of the Property, as well as all current other restricted rights and perpetual clauses, as well as all current qualitative rights and obligations.

17.2	Save for rights of pledge or rights of mortgage, the Seller does not warrant the absence of restricted rights, qualitative obligations and/or other special charges and restrictions in respect of the Property. Any such risk is at the expense of the Purchaser, who acknowledges and accepts this but only insofar such restricted rights, qualitative obligations and/or other special charges and restrictions are or should have become apparent to the Purchaser through the Disclosed Information or which are evident from the condition (feitelijke staat) of the Property.

17.3	In so far as any perpetual clauses are in effect in relation to the Property these will be imposed upon the Purchaser in the Deed of Transfer and accepted by the Seller for the benefit of the interested third party or parties.

18.	Public-law restrictions

The Seller is not aware of any other decisions as referred to in Section 2 of the Dutch Immovable Property (Disclosure of Restrictions under Public Law) Act (Wet kenbaarheid publiekrechtelijke beperkingen onroerende zaken) than those that in relation to the Property may have been registered in the public registers in relation to immovable property and rights thereon, as defined in Section 8.1 of the Land Register Act (Kadasterwet). The Seller cannot be held liable for the existence of any public-law restrictions. Any such risk will be at the expense of the Purchaser, who acknowledges and accepts this.

19.	Condition subsequent

19.1	The Sale will be terminated if the Seller is not free to deliver title to the Property on the Transfer Date because there is an obligation to offer the Property for sale to the municipality, the province or the State of the Netherlands pursuant to the Municipalities (Preferential Rights) Act (Wet voorkeursrecht gemeenten).

If this condition subsequent is fulfilled, it will operate retroactively as between the Parties to the date when the Sale was concluded.

19.2	None of the Parties is obliged to make any payment to the other Party nor can a Party claim any damages, compensation or costs from the other Party resulting from the termination of the Sale of the Property in accordance with this Clause 19.

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20.	Environmental provision

20.1	The Seller hereby expressly excludes any liability for the presence of contamination (as described below), asbestos-containing or other hazardous substances that threaten to endanger the environment and/or public health. The presence and possible consequences thereof are for the account and risk of the Purchaser. The Purchaser declares it will not exercise any action vis-à-vis the Seller in respect of the presence of the aforementioned asbestos-containing or other hazardous substances and any contamination that is presently or at any other time in, at or on the Property, the ground belonging to it and/or the groundwater, in any form, except insofar it concerns third party claims or liabilities currently outstanding or related to damages or personal injuries that have occurred in the period prior to the Transfer Date.

20.2	With due observance of the provisions of Clause 20.1, the Purchaser accepts the environmental state of the Property, which in this Clause 20 always includes the land belonging to the Property, the groundwater, air and the possible presence of asbestos-containing or other hazardous substances and underground tanks as well as all possible consequences (also for the surrounding area) thereof in the broadest sense of the word, except insofar it concerns third party claims or liabilities currently outstanding or related to damages or personal injuries that have occurred in the period prior to the Transfer Date.

20.3	In the Deed of Transfer the Purchaser will accept the environmental state of the Property and will also in the broadest sense of the word expressly accept all possible consequences (also for the surrounding area of the Property) of this environmental state and establish that this state does not prevent the intended use of the Property and that will not exercise any action vis-à-vis the Seller in respect of the presence of the aforementioned asbestos-containing or other hazardous substances and any contamination that is presently or at any other time in, at or on the Property, the ground belonging to it and/or the groundwater, in any form, except insofar it concerns third party claims or liabilities currently outstanding or related to damages or personal injuries that have occurred in the period prior to the Transfer Date.

21.	Security

21.1	As security for the payment of the Purchase Price and the performance of its other obligations pursuant to this Agreement, the Purchaser shall make the following deposit payments into the Clients' Account:

(a)	on or before the Signing Date: an amount equal to 2.5% of the Purchase Price; and

(b)	ultimately on 31 March 2015: a further amount of 2.5% of the Purchase Price, resulting in a total deposit amount equal to 5% of the Purchase Price; and

(c)	ultimately on 31 May 2015: a further amount of 2.5% of the Purchase Price, resulting in a total deposit amount equal to 7.5% of the Purchase Price.

21.2	Any interest received by the Notary on such Deposit Amount shall be paid via the Clients’ Account to the Purchaser on the Transfer Date. The Notary shall forthwith confirm in writing to the Seller and the Purchaser that a payment of the Deposit Amount has been received in accordance with Clause 21.1.

21.3	After the signing of the Deed of Transfer, in so far as not previously payable to the Seller, the Deposit Amount shall be used for the payment of the Purchase Price and the costs and taxes owed by the Purchaser on the basis of the provisions of this Agreement and in conformity with the completion statement of the Notary.

21.4	After the payment of the Purchase Price to the Seller, the Notary shall pay to the Purchaser the part of the Deposit Amount (including received by the Notary on such Deposit Amount) not paid to the Seller, in so far as these amounts are not necessary to pay the costs and taxes owed by the Purchaser.

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21.5	Instead of paying the aforementioned Deposit Amount, the Purchaser may provide a bank guarantee which meets the following conditions:

(a)	be issued by a bank within the meaning of Section 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) which is registered with the Dutch Central Bank (De Nederlandsche Bank);

(b)	be at all times at least equal to the Deposit Amount;

(c)	be unconditional and irrevocable and may not contain any reservation in any way whatsoever;

(d)	be valid up to at least one (1) month after the 30th day of June 2015. If the Parties agree to delay Completion to a later date, the bank guarantee must be extended accordingly; and

(e)	provide that the amount will be paid at the Notary’s first demand, without stating any reasons, by means of transfer to the Clients' Account.

The bank guarantee will expire (i) when the term has lapsed for which it was issued, or (ii) if the Notary informs the issuing bank that the bank guarantee can be cancelled.

21.6	The security provided pursuant to this Clause 21 (i.e. a deposit paid by the Purchaser as set out in Clause 21.1 or a bank guarantee provided by the Purchaser as set out in Clause 21.5) will be held by the Notary and shall only be used for payment of the Purchase Price in accordance with Clause 21.2 or for payment of the amounts of immediately payable penalties pursuant to Clause 9.2, Clause 9.3 and Clause 9.4 respectively.

21.7	Payment of (parts of) the Deposit Amount to the Seller – if not used for payment of the Purchase Price – will only take place in case the Purchaser forfeits any penalties in accordance with Clause 9. The Purchaser will have the right to institute legal proceedings against the Seller to establish the final indebtedness towards the Seller and to reclaim any amount unduly paid, but this will not affect any preliminary payment to be made by the Notary to the Seller nor will the Purchaser request for an attachment (beslag) on the Clients' Account in such case. If the Seller demands that this Agreement is performed pursuant to Clause 9.2, the foregoing shall (always) only apply to that portion of the security deposit which the Purchaser must pay by way of the daily penalty referred to in Clause 9.2.

21.8	The Notary shall return the security provided pursuant to this Clause 21 (i.e. a deposit paid by the Purchaser as set out in Clause 21.1 or a bank guarantee provided by the Purchaser as set out in Clause 21.5) to the Purchaser if this Agreement is terminated pursuant to Clause 10.1(b).

21.9	If both Parties fail in the performance of their obligations, or if the Notary (acting entirely impartially in making its decision) is unable to decide which of the Parties is in default, the Notary shall retain the security provided pursuant to this Clause 21 – subject to unanimous payment instructions of both Parties – until it has been decided by a final and deciding judgment to whom he must pay (such part of) the Deposit Amount or the amount received under the bank guarantee.

22.	Anti-speculation clause

22.1	The Purchaser is not allowed to sell or transfer the Property to a third party, encumber the Property with limited rights (beperkte rechten) other than rights of mortgage (hypotheekrecht) or pledge (pandrecht) or transfer the beneficial title (economische eigendom) to a third party within 6 months and 1 day after the Transfer Date.

22.2	A ‘transfer of the Property’ as referred to in Clause 22.1 also includes a transfer or transition under general title (overgang onder algemene titel) of shares, the transfer of voting rights on shares, obtaining shares through issuance or (in any other way) obtaining control over the activities of the Purchaser by a third party, in accordance with the SER merger resolution 2000 (SER-besluit fusie-gedragsregels 2000).

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22.3	In case of a (partial) breach of the obligations set out in this Clause 22, the Purchaser will forfeit to the Seller, without further notice of default or judicial intervention being required and regardless of whether or not the default is attributable, an immediately payable penalty equal to 15% of the Purchase Price.

22.4	This Clause 22.1 shall not apply in case of:

(a)	an initial public offering; or

(b)	a Portfolio Sale; or

(c)	an internal (direct or indirect) sale and/or transfer of the holding company of the Purchaser or one of its affiliated companies, provided that no third party will obtain (direct or indirect) control over the Purchaser or (a part of) its activities.

22.5	The Seller may, at its sole discretion, waive the obligations set out in this Clause 22. Such waiver will only be granted in writing. The Seller is entitled to attach conditions to such waiver.

23.	Management contracts, maintenance contracts and service contracts

23.1	The Seller will terminate at its own risk and account all existing management contracts, service contracts and other running (maintenance) contracts regarding the Property as of the Transfer Date, insofar as these contracts, at the sole discretion of the Seller, are rendered superfluous in connection with the Master Lease Agreement and/or the Principles, unless agreed otherwise between the Seller and the Purchaser.

23.2	The originals, to the extent available, of: (i) the documents provided in the Data Room, except for any documents relating to Tenants, (ii) all architectural drawings, the drawings with respect to the technical systems, the permits regarding the (re)construction of the Property well as the guarantee certificates; (iii) all original guarantee statements and maintenance manuals applicable to the Property to the extent that they are of relevance to the Purchaser will be kept in a room designated for that purpose on the Property for as long as reasonably necessary (i.e. as long as the Seller will reasonably require such documents to perform its maintenance obligations under the Master Lease Agreement). The Purchaser will grant the Seller access to the documents mentioned in the preceding sentence or, alternatively, it may choose to forthwith provide the Seller with copies of such documents.

24.	Devolution, assignment of claims

24.1	On the Transfer Date the Seller will, by means of execution of the Deed of Transfer, transfer to the Purchaser all rights of indemnity, claims, contracts, available guarantees and all other rights with regard to the Property which the Seller may now or at any time enforce against its legal predecessors and/or any other third parties, including the builder(s), the contractor(s), the subcontractor(s), the installer(s) and/or the supplier(s), insofar as these rights and claims do not pass to the Purchaser by operation of law as rights attached to a certain capacity within the meaning of Section 6:251 DCC and to the extent that such arrangements or provisions are transferable.

24.2	In so far as required under public law, permits regarding the Property shall be transferred to the Purchaser after the Transfer Date at Purchaser’s first request. If a change of the registration of such permit is desired or demanded, the Seller shall cooperate on Purchaser’s first request, with the relevant change of the registration in order to carry out the aforementioned transfer of rights or change of registration.

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24.3	The Seller undertakes to provide the Purchaser in a timely manner with any relevant details which relate to the aforementioned rights and/or claims. The Purchaser will not be authorised until after the transfer of the Property to effectuate the transfer of the rights and/or claims concerned by notifying the relevant persons, entities or governmental bodies against whom these rights may be exercised.

24.4	In so far as any of the aforementioned claims and/or rights concerned are not transferrable, the Seller hereby irrevocably authorises the Purchaser, subject to the fulfilment of the condition precedent of the transfer of the Property by means of execution of the Deed of Transfer and unless agreed otherwise in the Master Lease Agreement, to exercise the said non-transferrable claims and/or rights in the Seller’s name, nonetheless at the risk and expense of the Purchaser.

25.	Damage

25.1	If the Property is destroyed in whole or in part by other causes than through the actions of the Purchaser after Signing Date but before the moment of passing of the risk of the Property, the Seller is obliged to inform the Purchaser of this without delay and this Agreement will be dissolved by operation of law, unless within eight weeks after this has occurred, but in any case before the Transfer Date:

(a)	the Purchaser still demands performance of this Agreement, in which case the Seller will transfer to the Purchaser the Property in its then existing state, as well as - without any special consideration in addition to the Purchase Price - all rights that the Seller may enforce in respect of said damage under an insurance or on any other ground vis-à-vis third parties; or

(b)	the Seller declares that it will repair the damage at its own expense before the Transfer Date or, if this is a later date, within eight weeks after the damage has occurred. If the aforementioned eight weeks period applies, the legal transfer will in that case - if necessary - be postponed until ultimately the day following the day on which such eight-week period has expired without any special consideration in addition to the Purchase Price. If the damage has not been repaired up to the state on the Signing Date and in accordance with the standards of professional and good workmanship, including regular wear and tear, within the stated term, the Purchaser will have the right to still dissolve this Agreement, provided in writing with acknowledgement of receipt and within eight days after expiry of the stated term. If the Purchaser does not exercise this right, the legal transfer will be postponed until the damage has been properly repaired and the Seller in such case has the obligation to fully compensate the Damages suffered by the Purchaser due to the postponement of the legal transfer.

25.2	The Seller will be obliged to ensure that the Property shall be adequately insured until 24.00 hours at the Transfer Date.

26.	Notice of default, default, dissolution and penalty

26.1	Unless stated otherwise, in the event of a breach of the provisions of this Agreement by a Party, that Party shall, after a notice as set out in Clause 26.2 is given and subject to the provisions of the Agreement and unless performance (nakoming) is claimed in said notice, compensate the other Party for the damages as referred to in Section 6:96 DCC incurred by the other Party as a direct result of such breach, taking into account the provisions and limitations agreed upon in Clause 14.

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26.2	In case of a breach of either Party, the other Party shall send a notice of such breach by registered letter or by bailiff's notification and, unless performance (nakoming) is claimed in said notice, a 5 Business Day period should be given to remedy the breach, taking into account the provisions and limitations agreed upon in Clause 14. The Parties waive the right to dissolve this Agreement in case of a breach, unless a dissolution right is explicitly granted to a Party in this Agreement.

26.3	In the event of a breach of this Agreement remedy for the Purchaser shall be a claim for damages or specific performance (nakoming), unless explicitly stated otherwise in this Agreement.

26.4	Any penalty paid or due by a Party is deemed to be a fixed compensation (gefixeerde schadevergoeding) for any compensation of damages due to the other Party.

27.	Energy performance certificate

27.1	No energy performance certificate will be drawn up for the Property, which is expressly accepted by the Purchaser. The Purchaser agrees that upon signing the Deed of Transfer no energy performance certificate or equivalent document as referred to in the Dutch Energy Performance Buildings Decree (Besluit energieprestatie gebouwen) will be delivered to it. The Purchaser accepts the risks and consequences of this. The Purchaser indemnifies the Seller from any demand or claim in this respect. According to the website of Rijksdienst voor Ondernemend Nederland the Property has an energy label A, which will be valid until 27 September 2020.

27.2	The Purchaser declares that (an associate of) the Notary has pointed out the consequences relating to the absence of said energy performance certificate and indemnifies (the associates of) the Notary from any demand and/or claim in this respect.

28.	General conditions/ Limitation of liability Notary

28.1	The services to be rendered by the Notary are governed by the general conditions applied by the Notary, which contain a limitation of liability.

28.2	A copy of these general conditions will be attached to this Agreement as Annex 8.

28.3	The Purchaser declares that it is aware that the Notary is a representative of Allen & Overy LLP, which acts as the external legal advisor of the Seller. With reference to the provisions of the Code of Conduct (Verordening Beroeps- en Gedragsregels) as determined by the general meeting of the Royal Notarial Association (Koninklijke Notariële Beroepsorganisatie), the Purchaser explicitly declares that it consents to the fact that the Seller will be assisted by Allen & Overy LLP in all cases connected with the Agreement or to a related document and all potential conflicts arising there from.

29.	Transferability of rights

The Parties are not allowed to assign or otherwise transfer any Party's rights under this Agreement without prior approval of the other Party.

30.	General

30.1	Each of the obligations, warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at Completion) shall continue to be in force after Completion and shall not be affected by the waiver of any condition or notice given by the Purchaser in respect of any condition.

30.2	This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

30.3	Except as expressly stated in this Agreement, the terms of this Agreement may be enforced only by a Party to this Agreement or a Party's permitted assigns or successors. In the event any third party stipulation (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

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30.4	If (i) a claim by the Purchaser for any breach or alleged breach of any of the warranties provided by the Seller or any other obligations of the Seller under this Agreement arises as a result of any actions or negligence of a third party or in connection with a liability or alleged liability to a third party (a Third Party Liability) and (ii) the Seller shall be obliged to compensate the Purchaser against any damages, liabilities, charges, costs or expenses that it may incur in relation to the Third Party Liability, then:

(a)	the Seller may elect, for its own risk and account, to assume the conduct of any defence against such Third Party Liability, provided that the Seller shall at all times keeps the Purchaser promptly informed of all progress relating to the Third Party Liability and provide the Purchaser promptly with copies of all relevant documents and information;

(b)	the Purchaser shall keep the Seller informed in writing of the progress of the Third Party Liability;

(c)	the Seller shall consult with the Purchaser in relation to the conduct of any appeal, dispute, compromise or defence of the Third Party Liability; and

(d)	the Purchaser shall procure that it makes available to the Seller such persons and all such information as the Seller may reasonably require for assessing the Third Party Liability.

30.5	For the avoidance of doubt, the conduct of any defence against a Third Party Liability as set out in this Clause 30.4 will not defer the payment of any compensation to the Purchaser arising as a result of a breach of this Agreement and the Seller shall indemnify the Purchaser for any liabilities, charges, costs and/or expenses incurred by the Purchaser in connection with the conduct of any defence against a Third Party Liability, provided that such costs and/or expenses will not exceed an amount equal to 15% of the claimed compensation resulting from the Third Party Liability.

30.6	The time limits referred to in this Agreement are governed by the Dutch Time Limits Act (Algemene termijnenwet).

30.7	By co-signing this Agreement, the Notary declares to assume the obligations arising from this Agreement and to accept the powers conferred on him.

30.8	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, this shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

30.9	The Parties agree to keep the contents of this Agreement (including its Annexes) confidential and agree not to disclose any information regarding this Agreement to any third party, other than to their advisors, except insofar as a Party is obliged to do so by law or by court order.

30.10	The Parties furthermore agree that any press release in relation to the sale and purchase of the Property by the Purchaser requires the prior written approval of both Parties. Any press releases in relation to this Agreement should be mutually agreed between the Parties, before being made public. The Parties will make sure that their advisors will also observe the provisions of the Clauses 30.9 and 30.10.

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31.	No Rescission

To the extent permitted by law and without prejudice to a dissolution right that is explicitly granted to a Party under this Agreement, the Parties waive their rights, if any, to (i) in whole or in part annul, rescind or dissolve (gehele dan wel partiële ontbinding en vernietiging) this Agreement, and (ii) invoke section 6:228 DCC in the sense that an error (dwaling) shall remain for the risk and account of the Party in error as referred to in section 6:228, subsection 2 DCC. The rights of the Purchaser arising out of the provisions under Title 1 of Book 7 DCC are hereby expressly excluded (to the extent these provisions do not contain mandatory law).

32.	Whole Agreement

32.1	This Agreement contains the whole agreement between the Parties relating to the sale of the Property by the Seller to the Purchaser and supersedes all previous agreements, whether oral or in writing, between the Parties relating to the sale of the Property by the Seller to the Purchaser.

32.2	If and to the extent the laws of any jurisdiction provide for more protection to the Purchaser in addition to the provisions in this Agreement (such as additional rights exercisable vis-à-vis the Seller or implied representations and warranties in addition to warranties provided by the Seller), the Purchaser hereby excludes or (if incapable of exclusion) irrevocably waives (afstand van recht) the right to invoke this additional protection, and the Seller hereby accepts such waiver.

32.3	This Agreement may only be amended and any provision hereof may only be waived in writing, where such amendment or waiver is signed by all Parties.

33.	Governing Law

33.1	This Agreement (including, for the avoidance of doubt, Clause 34) and any contractual or non-contractual obligations arising out of or in connection to it, is governed by and shall be construed in accordance with the laws of the Netherlands.

33.2	Any power of attorney or other document executed in connection with this Agreement or the transactions provided for in this Agreement will be governed by and construed in accordance with the laws of the Netherlands.

34.	Dispute Resolution

34.1	The Parties irrevocably agree that the courts of Amsterdam, the Netherlands, are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement (including any dispute as to the validity of this Agreement) and that accordingly, any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the Parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

34.2	Clause 34.1 shall also apply to disputes arising out of or in connection with agreements which are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

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Signatories

This Agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

SIGNED by:	)
For and on behalf of	)
the Seller	)

SIGNED by:	)
For and on behalf of	)
the Purchaser	)

SIGNED by:	)
the Notary	)
(solely in connection with Clause 30.7)

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Annex 1

Capex Works

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Annex 2

Index Data Room

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Annex 3

CD ROM Data Room

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Annex 4

Deed of Transfer

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Annex 5

Letter Of Intent

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Annex 6

Master Lease Agreement

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Annex 7

Q&A

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Annex 8

General Conditions Notary

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Annex 9

Principles to resemble a Master Lease

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